EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-181559, No. 333-199515, and No. 333-222218) on Form S-8 of our reports dated April 19, 2018, relating to (1) the consolidated financial statements and the financial statement schedule of Vipshop Holdings Limited, subsidiaries, variable interest entities (“VIEs”) and VIEs’ subsidiaries (the “Group”) (which report expresses an unqualified opinion and includes an explanation paragraph regarding the translation of Renminbi amounts into U.S. dollars for the convenience of the readers), and (2) the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Group for the year ended December 31, 2017.

/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Certified Public Accountants
Hong Kong
April 19, 2018